SFE Investment Counsel
CODE OF ETHICS

I.	INTRODUCTION

A. Fiduciary Duty. This Code of Ethics is based on the principle that all Advisory Representatives and certain other persons of SFE Investment Counsel (“SFE”) have a fiduciary duty to place the interest of Clients ahead of their own and SFE. This Code of Ethics applies to all "Access Persons" (defined below). Access Persons must avoid activities, interests, and relationships that might interfere with making decisions in the best interests of SFE’s Advisory Clients. Access Persons and other supervised employees must comply with all applicable federal securities laws.

For purposes of this policy, the following words shall mean:

"Access Persons" means all employees (including part-time, temporary and interns), directors, officers, partners or members of SFE, as the case may be, who (i) have access to nonpublic information regarding Advisory Clients' purchases or sales of securities, (ii) are involved in making securities recommendations to Advisory Clients or (iii) have access to nonpublic recommendations or portfolio holdings of clients (iv) all of SFE’s directors, officers, members and Advisory Representatives. Client services personnel who regularly communicate with Advisory Clients also may be deemed to be Access Persons.

"Advisory Client" means any person or entity for which SFE serves as an investment adviser renders investment advice or makes investment decisions.

"Code" means this policy as supplemented by other policies and procedures contained in SFE’s Compliance Manual.

"Reportable Securities" means all securities in which an Access Person has a beneficial interest except: (i) U.S. Government securities, (ii) money market instruments (e.g., bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments), (iii) shares of money market funds, (iv) shares and holdings in open-end mutual funds and (iv) units of a unit investment trust.

As fiduciaries, all Access Persons must at all times:

1. Place the interests of Advisory Clients first. All Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of SFE’s Advisory Clients. Access Persons may not induce or cause an Advisory Client to take action, or not to take action, for personal benefit, rather than for the benefit of the Advisory Client. For example, a supervisor or employee would violate the policy by causing an Advisory Client to purchase a security he or she owned for the purpose of increasing the price of that security.

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 2. Avoid taking inappropriate advantage of their position. The receipt of investment opportunities, perquisites or gifts from persons seeking business with SFE or its Advisory Clients, could call into question the exercise of the independent judgment of an Access Person. Access Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions.

3. Conduct all personal securities transactions in full compliance with this Code including both pre-clearance and reporting requirements. Doubtful situations always should be resolved in favor of Advisory Clients. Technically, compliance with the Code's provisions shall not automatically insulate from scrutiny any securities transactions or actions that indicate a violation of SFE's fiduciary duties.

B. Appendices to the Code. The Code shall be supplemented by the Compliance and Written Supervisory Procedures Manual in its entirety, specifically including, without limitation, those dealing with Trading.

C. All “Access Persons” and their immediate family members, are prohibited from purchasing initial public offerings and/or secondary public offerings. Pre-clearance must be obtained from the CCO for all other offerings.

II. DUTIES

A. Confidentiality. Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of Advisory Clients except to persons whose responsibilities require knowledge of the information.

B. Gifts. The following provisions on gifts apply to Access Persons:

1.
Accepting Gifts. On occasion, because of their position with SFE, Access Persons may be offered or may receive without notice, gifts from clients, brokers, vendors or other persons. Acceptance of extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of SFE. Gifts of nominal value, customary business meals, entertainment (e.g., sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted. All gifts received by an Access Person that might violate this Code must be promptly reported to SFE’s Chief Compliance Officer (“CCO”).

2.	Solicitation of gifts. Access Persons are prohibited from soliciting gifts of any size under any circumstances.

3.	Giving gifts. Access Persons may not give any gift with a value in excess of $500 (per year) to persons who do business with, regulate, advise or render professional services to SFE.

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C. Company Opportunities. Access Persons may not take personal advantage of any opportunity properly belonging to any Advisory Client or SFE. This includes, but is not limited to, acquiring Reportable Securities for one's own account that would otherwise be acquired for an Advisory Client.

D. Undue Influence. Access Persons shall not cause or attempt to cause any Advisory Client to purchase, sell or hold any security in a manner calculated to create any personal benefit to such Access Person. If an Access Person stands to materially benefit from an investment decision for an Advisory Client that the Access Person is recommending or participating in, the Access Person must disclose to those persons with authority to make investment decisions for the Advisory Client the full nature of the beneficial interest that the Access Person has in that security, any derivative security of that security or the security issuer, where the decision could create a material benefit to the Access Person or the appearance of impropriety. The person to whom the Access Person reports the interest, in consultation with the CCO, must determine whether or not the Access Person will be restricted in making investment decisions in respect of the subject security.

E. Reporting.
(1) Pre-Clearance. All Access Persons must have pre-clearance from SFE’s CCO or its President before affecting purchases and/or sales in their personal accounts. This must be done in writing. (forms are available in the “S” drive in excel under SFE docs titled Preclearance forms for PST). The CCO has appointed, Jon Kmett, SFE President, to review CCO’s preclearance requests.
(2) Initial Holdings Reports. Access persons must submit to the CCO an initial holding report of the Access Person's current securities holdings that meets the following requirements (forms are available in the “S” drive in excel under SFE docs titled Code of Ethics Personal Securities Holdings-Initial):
(i) Timing of initial holdings reports. Access persons must each submit a holdings report:
(A) No later than 10 days after the person becomes an Access Person, and the information must be current as of the date the person becomes an Access Person. CCO must have access to investment account (electronically or duplicate statements submitted).
 (ii) Content of initial holdings reports. Each holdings report must contain, at a minimum:
(A) The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Access Person has any direct or indirect beneficial ownership;
(B) The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person's direct or indirect benefit; and

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(3) Quarterly Attestation. Access persons must quarterly attest quarterly (within 30 days of the calendar quarter end) to the CCO that all personal securities transactions have been placed in previous disclosed Schwab accounts and that no investment account has been opened or closed which the Access person has beneficial interest. Access persons with accounts held at Charles Schwab & Co. are exempt from submitting account statements. In all other cases, Access Persons must submit in duplicate to CCO, monthly personal securities account statements and confirmations and must meet the following requirements:
(i) Timing of Account Statements. Unless exempt each Access person must submit an account statement no later than 10 days after the end of each calendar month, which reports all transactions during the quarter. Statements must be submitted even if the Access Person had no securities transactions during the period. Annual holding reports (which information must be current as of a date no more than 45 days before the report is submitted) will be required to be submitted to CCO during the annual compliance meeting (forms are available in the “S” drive in excel under SFE docs titled Code of Ethics Personal Securities Holdings-Annual).
 (ii) Content of Account Statements. Account statements must contain, at a minimum, the following information about each transaction involving a reportable security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:
(A) The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each reportable security involved;
(B) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
(C) The price of the security at which the transaction was effected;
(D) The name of the broker, dealer or bank with or through which the transaction was effected.

(4) Conflicts of Interest. All Access are required to immediately report in writing any violations of the Code of Ethics and actual or potential conflicts of interest to the CCO or President of SFE.

F. Review. The COO shall review all Access Persons’ month end statements to include, but not limited to, reconciliation of preclearance requests and trade confirmations.

G. Record Keeping. CCO shall maintain all records in accordance with Rule 17j-1 under the Company Act and Rules 204A-1 and 204-2 under the Advisers Act. CCO shall maintain in SFE’s files for five years (i) a current copy of the Code, as well as all versions of the previous five years, (ii) records of violations and actions taken as a result of the violations, (iii) copies of all Access Persons' written acknowledgement of receipt of the Code, (iv) a copy of the initial holdings report for new employees (v) all original approved pre-clearance forms for personal trading of Access Persons (vi) copies of all brokerage confirmation and monthly statements of all account held away from SFE affiliate broker dealer. (vii) copies of annual compliance certificates required by the Code. (viii) a record of all persons, currently or within the previous five years, who are or were required to make compliance certificates.

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H. Sanctions. If the CCO determines that an Access Person has committed a violation of the Code, the Company may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading privileges, suspension or termination of employment, fine, civil referral to the SEC and, in certain cases, criminal referral. SFE may also require the offending Access Person to reverse the trades in question, forfeit any profit or absorb any loss derived there from; and such forfeiture shall be disposed of in a manner that shall be determined by SFE in its sole discretion. Failure to timely abide by directions to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

I. Exceptions. Exceptions to the Code will rarely, if ever, be granted. However, the CCO may grant an occasional exception on a case-by-case basis when the proposed conduct involves negligible opportunities for abuse. All exceptions shall be solicited and issued in writing. No reports shall be required under this Code for (i) transactions effected pursuant to an automatic investment plan and (ii) securities held in accounts over which the Access Person has no direct control.

 J. Outside Business Activity. SFE’s Supervised Persons are not required to be employed with SFE as their sole and exclusive business. Supervised Persons may have other business interests and may participate in other investments or activities in addition to those relating to SFE. All other business activities, whether paid or unpaid, must be reported to the CCO. The CCO will assess any conflicts of interest that may arise from such outside business activity. If the CCO approves the outside business, the CCO is responsible for any proper disclosures required.

All employees of SFE must submit for prior approval all outside business activities.

K. Insider Trading. SFE has adopted policies and procedures to prevent misuse of non-public information pursuant to Section 204A of the Investment Advisers Act of 1940. These legal requirements are consistent with SFE’s business philosophy and its professional responsibilities as an investment adviser.

(1)	The Law.
The legal prohibitions against "insider trading" and SFE’s professional responsibility forbid the use or disclosure by all directors, officers and Access Persons of SFE, for direct or indirect personal gain or profit, of "insider information" received in connection with the business of SFE or from any source. Moreover, the use of material, non-public information in securities transactions ("insider trading") or the communication of such inside information to others ("tipping") may violate federal and/or state securities laws. Such a violation of law could result in severe personal consequences to the individuals involved, as described in more detail below.

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SFE has adopted these policies and procedures to ensure that material non-public information will not be used by Access Persons (or members of their households) in securities transactions and that the confidentiality of such information will be maintained.

Set forth below are the Policies and Procedures required by Section 204A of the Investment Advisers Act of 1940, as amended, which are reasonably designed, taking into consideration the nature of the business of SFE, to prevent SFE and any person associated with it (including directors, officers and Supervised Persons) from trading securities on material, non-public information or communicating material, non-public information to others in violation of the law (such prohibited conduct is frequently referred to as "insider trading"). These Policies and Procedures apply to every person associated with SFE.

Every person associated with SFE must read, acknowledge receipt and understanding of, and retain these Policies and Procedures by acknowledging their receipt and understanding of SFE’s WSPs. Any questions regarding these Policies and Procedures should be referred to the CCO.

(2)	Prohibited Conduct
All persons associated with SFE are prohibited from engaging in any securities transaction, for their own benefit or the benefit of others, while in possession of:

a.
Material, non-public information concerning such securities which is known to the any person by virtue of his or her position as an insider with respect to the issuer of such securities or through such person's association with Adviser;

b.
Material, non-public information concerning such securities where the information has been obtained by any person either through theft or misappropriation, or from an insider who has breached their fiduciary duty by disclosing the information to any person who knows, or should know that a fiduciary duty has been breached.

The term "insider" includes officers, directors and Supervised Persons of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. Temporary insiders can include, among others, a company's attorneys, accountants, consultants, advisers, bank lending officers, and the Access Persons of such organizations.

A "fiduciary duty" is breached by an insider when the insider personally will benefit, directly or indirectly, from his or her disclosure of material, non-public information. The prohibited benefit would include pecuniary gain, a reputational benefit that could translate into future earnings, a relationship between the insider and the recipient that suggests a quid pro quo from the recipient, or an intention to benefit the particular recipient. An intention to benefit a particular recipient includes a situation in which an insider makes a "gift" of confidential information to a relative or friend who trades in securities.

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"Material" information is generally defined as information which a reasonable investor would consider important in making his or her investment decisions, or information which is reasonably certain to have a substantial effect on the price of a company's securities.

Information that is deemed "material" includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline in orders, significant new products or discoveries, extraordinary borrowing, purchase or sale of substantial assets, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments.

"Material" information does not have to relate to a company's business. For example, information about the contents of a forthcoming newspaper or magazine article that is expected to affect the price of a security should be considered material. In the case of SFE’s business as an investment adviser, information concerning significant transactions (purchases or sales) which SFE intends to execute on behalf of accounts which it manages for Advisory Clients could be material information and is prohibited from being communicated.

Information is considered "non-public" if it is confidential information disseminated only to corporate insiders; it is intended to be available only for a corporate purpose; and it has not yet been made available to all of the stockholders and the public generally.

(3)	Prohibited Communications
All Supervised Persons of SFE are prohibited from communicating material, non-public information concerning any security to others unless such communication is properly within their duties for SFE. Without limiting the foregoing, such persons may not disclose, except as required by their duties for SFE, the identity of securities which SFE may purchase or sell for Advisory Clients.

(4)	Penalties
Penalties for trading on or communicating material, non-public information in violation of the law are severe, both for the individuals involved in such unlawful conduct and, possibly, their employers. A person who violates the prohibition against insider trading can be subject to some or all of the penalties below, even if he or she does not personally benefit from the violation. Penalties include:
•	CIVIL INJUNCTIONS:
•	TREBLE DAMAGES:
•	DISGORGEMENT OF PROFITS:
•	JAIL SENTENCES:
•	FINES for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

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•	FINES for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.
In addition, any violation of these Policies and Procedures can be expected to result in serious sanctions by SFE, including dismissal of the persons involved.

(5)	Procedures to Implement Policy
The following procedures have been established by SFE in order to prevent insider trading.

Before SFE’s Access Persons trade for themselves or others in securities of a company about which they have or may have potential inside information, they should ask themselves the following questions:

a.
Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

b.
Is the information non-public? From whom have they received the information? Has this information been communicated by an insider in breach of his or her fiduciary duties? Have they received this information for corporate purposes only by virtue of their position as an insider? Has the information been made available to the general public?

If, after consideration of the above, SFE’s Access Persons are unsure whether they may be in violation of the law by disseminating or acting on the information they should:

a.	Report the matter immediately to the CCO;
b.	Refrain from the purchase or sale of the securities on behalf of themselves or others;
c.	Refrain from communicating the information inside or outside SFE, other than to the CCO;
d.
Wait for instructions from the CCO. Once the CCO has reviewed the issue, they will be instructed to continue the prohibitions against trading and communication, or they will be allowed to trade and/or communicate the information.

SFE’s procedures have been established to aid Access Persons in avoiding insider trading, and to assist SFE in preventing, detecting and imposing sanctions against such conduct. Every Access Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. Any questions about these procedures should be directed to the CCO. Interpretive issues which arise under these procedures shall be decided by, and are subject to the discretion of the CCO.

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(6)	Restrictions on Access to Material Non-Public Information
Information in the possession of SFE’s Access Persons which has been identified as material, non-public information disseminated or used for SFE’s corporate purposes may not be communicated to anyone, including persons within SFE, except as may be required in the performance of duties on behalf of SFE. In addition, care should be taken so that such information is secure. For example, files containing such information should be sealed, and access to computer files containing such information should be restricted by access codes, so that only those persons whose duties for SFE require such information shall have access thereto. Confidential matters (such as the identity of securities which may be purchased or sold by SFE or its Advisory Clients should not be discussed in public places.

Except in the performance of duties for SFE, Access Persons should not use or discuss information as to which securities SFE intends to purchase or sell for its Advisory Clients' accounts.

(7)	Resolving Issues Concerning Insider Trading
Any Access Person who is trading in securities on the basis of certain information and is unsure whether the contemplated transaction would not constitute "insider trading" should consult with the CCO before executing the transaction. In addition, if there is any unresolved question as to the applicability or interpretation of any of the foregoing Policies and Procedures, or as to the propriety of any action, such question must be resolved with the CCO before any action is taken.

L. Service as a Board Director

SFE prohibits any Access Person from serving as a board member (including advisory boards) of a company that is held as an investment in any series of Series Portfolio Trust to which SFE advises. Further, no SFE Access Person currently serves as on a Board of a publicly traded company. Access persons must seek approval from the CCO or its President prior to servicing on any Board of any Company.

M. Compliance Certification. All Access Persons shall sign a certificate promptly upon becoming employed or otherwise associated with SFE that evidences his or her receipt of this Code of Ethics and submit to SFE a complete report of the Access Person's securities holdings and any outside business activities. SFE requires all Access Persons to hold all brokerage accounts at Charles Schwab & Co. If an account is approved to be held away, the Access person will submit monthly confirmations and account statements. Annually Access Persons will certify compliance with SFE’s Code of Ethics.

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CERTIFICATION OF COMPLIANCE WITH THE COMPANY'S PERSONAL
SECURITIES TRANSACTIONS DISCLOSURE AND CODE OF ETHICS

 I certify that as of the date written below, I have complied with the Personal Securities Transactions section of the Compliance and Written Supervisory Procedures Manual and SFE’s Code of Ethics:

_____________________________________________
Signature
_____________________________________________
Print Name

Dated: _________________________________, 20___

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